EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 31, 2011 by and between Socialwise, Inc. (the “Company”), and Jonathan Shultz (the “Employee”).

BACKGROUND

A.

The Company desires to retain the services of the Employee from the date of this Agreement (the “Effective Date”) with the dual objectives being: (1) to incentivize the Company’s key personnel to provide the greatest possible return to its shareholders and (2) to provide certain protections to the Company in the event of unplanned separations of its three key personnel.

B.

The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.

Positions and Duties.

1.1

Title.  The Employee shall be employed by the Company as its Chief Financial Officer and the Company agrees to employ and retain the Employee in such capacity.  The Employee shall report to, and serve at the pleasure of the Company’s Board of Directors (the “Board”).

1.2

Duties.  The Employee shall devote substantially all of his business time, energy, and skill to the affairs of the Company; provided, however, that reasonable time for personal business, charitable or professional activities shall be permitted, so long as such activities do not materially interfere with the Employee’s performance of services under this Agreement.

1.3

Term of Employment.  The term of Employee's employment pursuant to this Agreement shall commence on the Effective Date, and shall expire three years from the Effective Date; provided, however, Employee acknowledges that his employment is “at will” and Employee may be terminated by the Company at any time as provided in Section 2.  Absent notice from either the Company or the Employee at least ninety (90) prior to the expiration of this Agreement, this Agreement shall automatically renew for an additional period of one year from the date of expiration.

1.4

Employee Indemnification.  The Employee shall be entitled to all rights to indemnification as a Company director and officer as provided under the laws of the states of California and Colorado (the Company’s and the Company’s parent’s state of incorporation), the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and the Company’s insurance policies.

2.

Terms of Employment.

2.1

Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)

“Accrued Compensation” shall mean any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of Employee’s duties hereunder, all to the extent unpaid on the date of termination.

(b)

“Base Salary” shall have the meaning set forth in Section 3.1 hereof.

(c)

“Death Termination” shall mean termination of the Employee’s employment because of the death of the Employee.

(d)

“Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability.  The Employee shall be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of his or her duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending.  Nothing in this paragraph shall alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(e)

“Termination For Cause” means termination by the Company of the Employee’s employment by reason of the Employee’s (i) dishonesty or fraud, (ii) gross negligence in the performance of his or her duties hereunder, (iii) material breach of this Agreement, (iv) intentional engagement in acts seriously detrimental to the Company’s operations, (v) conviction of a felony involving moral turpitude, or (vi) failure to comply with any lawful orders or directions of the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Board delivers to Employee a written notification specifying in sufficient detail such order or direction and the Employee has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty (30) days)).

(f)

“Termination Other Than For Cause” means termination by the Company of the Employee’s employment for any reason other than as specified in Sections 2.1(c), (d), (e) or (h) hereof.  A reduction in compensation to the employee, a change in title or responsibilities not agreed to by the Employee shall constitute a Termination Other Than For Cause.

(g)

“Total Cash Compensation” shall mean the Employee’s Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar incentive payment accrued during any single calendar year.

(h)

“Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

(i)

“Acquisition” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (the “Purchaser”) in which the shareholders of the Company prior to such consolidation or merger (but excluding any ownership by the Purchaser) own less than fifty percent (50%) of the Company's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company (collectively, a “Stock Purchase”); or (ii) a sale of all or substantially all of the assets of the Company (an “Asset Purchase”).

2.2

Termination for Cause.  Upon Termination for Cause, the Company shall pay the Employee Accrued Compensation, if any.

2.3

Termination Other Than For Cause.  The following shall be the result of a Termination Other Than For Cause of the Employee during the term of the Employment Agreement:

(a)

Within ninety (90) days of termination, the Company shall pay the Employee all Accrued Compensation, if any, and shall pay the Employee’s Total Cash Compensation for twelve months (the Employee’s bonus for the prior year to be included for the determination of Total Cash Compensation).  Until the time at which the Company satisfies the amounts due for termination, it shall continue to pay the Employee at the rate and upon the normal payroll schedule in effect at the time of termination.  Alternatively, the Company may satisfy the obligation to the Employee with a lump-sum payment within fifteen (15) days of termination of the value of the Employee’s Total Cash Compensation for a period of nine months (the Employee’s bonus for the prior year to be included for the determination of Total Cash Compensation).

(b)

The Company will also maintain any fringe benefits in place on behalf of the Employee at the time of termination as outlined in Section 3.2 (a), from the date of termination until twelve months from the time of Termination.

(c)

The Company will be required to pay (to the existing agent or to one acceptable to the Employee) twenty four (24) months’ director and officer liability insurance in advance at the date of termination.

2.4

Disability Termination.  The Company shall have the right to effect a Disability Termination by giving written notice thereof to the Employee.  Upon Disability Termination, the Company shall pay the Employee all Accrued Compensation, if any, and shall continue to pay the Employee Base Salary for a period of nine (9) months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.5

Death Termination.  In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company shall promptly pay to the Employee’s estate Accrued Compensation, if any, and shall continue to pay the Employee’s estate the Employee Base Salary for a period of nine (9) months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.6

Voluntary Termination.  The Employee shall have the right to effect a Voluntary Termination by giving at least 60 days advance written notice to the Company.  The Company shall have the right in such case to immediately terminate the Employee’s employment.  Following the effective date of a Voluntary Termination, the Company shall pay the Employee Accrued Compensation through the notice period (not to exceed 60 days).  If the Company so requests, the Employee shall take all due care to execute all duties of his position of responsibility to the best of his abilities and to assist the Company in replacing the Employee and to assist in the training of such Employee.

3.

Salary, Benefits, Bonus, Equity Compensation; Lock-Up Agreement.

3.1

Base Salary.  As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee a “Base Salary” at the rate of $180,000 per year, payable on the Company’s normal payroll schedule.

3.2

Fringe Benefits.

(a)

Fringe Benefits.  The Employee shall be eligible to participate in any of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans.

(b)

Expense Reimbursement.  The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Employee in conjunction with Employee’s services to the Company consistent with the Company’s standard reimbursement policies.  The Company shall pay travel costs incurred by the Employee in conjunction with his or her services to the Company consistent with the Company’s standard travel policy.

(c)

Paid Time Off.  The Employee shall be entitled, without loss of compensation, to four weeks of Paid Time Off per year.

3.3

Bonus.  The Employee shall participate in any management bonus plan adopted by the Company on terms comparable to other senior officers of the Company.  Additionally, the Employee will participate during the term of his Employment (and for one year after the date of Termination) in the following bonuses predicated on future events:

(a)

Bonus Upon Acquisition.  If the Employee is employed or has been employed within one year of the date of the initiation of an ultimately consummated Acquisition, he shall receive a cash bonus as a percentage of the purchase price of the Company above $35 million (roughly the current market value at the effective date of this Agreement) upon the closing of said Acquisition as to be determined in the future by the Company’s Board of Directors (excluding the Employee if a member of the Board of Directors).  If the Employee holds any stock options outstanding at the date of Acquisition that were granted prior to the date of this Agreement, the exercise price of the options will be adjusted to the lesser of their existing strike price or $0.40 per share.

(b)

Bonus Upon Company Listing on a Stock Exchange.  The Employee shall receive a five (5) year stock option or warrant (outside of the provision of the Company’s existing stock option plan) at an exercise price equal to the then market price to purchase the number of shares of the Company’s common stock to be determined in the future by the Company’s Board of Directors (excluding the Employee if a member of the Board of Directors), upon the Company’s listing on a stock exchange including (but not limited to) the NASDAQ Stock Market if the Employee is employed or has been employed within six months of the date of said listing.

3.4

Equity Compensation.  Management may, in its discretion, recommend to the Board of Directors (or an authorized committee) that Employee be granted additional equity compensation in the form of shares of stock or options to purchase stock. The approval of this equity incentive plan will be in the sole discretion of the Board of Directors or an authorized committee.

3.5

IRC Section 409A. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to comply in good faith with Section 409A of the Code, and (ii) the parties hereto agree to amend this Agreement, if necessary, for the purposes of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder; provided that any such amendment shall not materially change the present value of the benefits payable to Executive hereunder or otherwise materially and adversely affect Executive, or the Company or any of its related entities, without the written consent of Executive or the Company, as the case may be.

4.

Human Resources Policies and Procedures.  Employee agrees to review and abide by personnel policies and procedures promulgated by the Company.

5.

Miscellaneous.

5.1

Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2

Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice.  Any party may Change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3

Headings.  The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.5

Survival of Obligations.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.6

Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

5.7

Withholding.  All sums payable to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.8

Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.9

Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company.  All modifications to the Agreement must be in writing and signed by each of the parties hereto.

5.10

Arbitration.  Any controversy or claim arising out of or relating to this Agreement (whether in contract or tort, or both) shall be determined by binding arbitration at San Diego, California, in accordance with the commercial arbitration rules of the American

Arbitration Association, by a panel of three arbitrators, one chosen by each of the parties and the third by the two so chosen.  If the two arbitrators cannot agree on a third, then the third shall be appointed in accordance with such rules.  The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys fees and costs of the proceedings.  The arbitration award shall be final, and may be entered in and enforced by any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

Socialwise, Inc.

By:

/s/ James Collas

Title:

Chief Executive Officer

EMPLOYEE

/s/ Jonathan Shultz